Exhibit 99.1
MASSEY SERVICES, INC.
Massey Services Acquires Middleton Lawn & Pest Control
     Orlando, FL — December 17, 2009 — Harvey L. Massey, Chairman and CEO of Florida based Massey Services, Inc. yesterday announced the closing of the company’s purchase of Sunair Services, Inc. (SNR-AMEX), parent of Middleton Lawn & Pest Control, Inc. Sunair and Middleton had been operating as a public company for several years and will now be taken private as a part of the integration into Massey Services, Inc.
     “We are very pleased to welcome our new team members and new customers to the Massey Services organization,” said Harvey Massey. “The joining of our companies creates a stronger organization better prepared for future opportunities and growth. Like Massey, Middleton is a Florida-grown company that has established a strong customer base as a result of their commitment to quality service.”
     Last year, both organizations ranked within the top 13 companies of Pest Control Technology (PCT) Magazine’s Top 100 and also in the top 20 of Landscape Management’s Top 100 list. Following the acquisition, Massey Services will have combined revenues of approximately $125 million and will become the 5th largest pest management company in the nation and the largest family owned company in the industry.
     Harvey L. Massey, a leading industry voice and 46-year veteran of the pest management and landscape services industry, has served on the Board of Directors and Executive Board of the National Pest Management Association (NPMA) and pioneered the concept of pest prevention in the 1990s.
     Hyde Park Capital acted as financial advisor to Sunair, Akerman Senterfitt acted as legal counsel to Sunair and Shuffield Lowman acted as legal counsel to Massey.
     About Massey
     Massey Services, Inc., along with its subsidiaries, provides residential and commercial pest control, termite protection and lawn, tree and shrub care services in Florida, Georgia, and Louisiana. Its services include pest control, termite protection, drain line services, flying insect program, bird control program, termite protection, and landscape care, including GreenUP landscape services, such as soil testing, customized nutritional programs, weed control and prevention, insect control and prevention, disease control and prevention, tree and shrub care, and lawn aeration. For more information about Massey, please visit http://www.masseyservices. com.
     About Sunair
     Sunair Services Corporation, a Florida corporation, through its wholly owned subsidiary, Middleton Pest Control, Inc., with headquarters located in Orlando, Florida, provides pest control and lawn care services to both residential and commercial customers. Middleton provides essential pest control services and protection against termites and insects to homes and businesses. In addition, Middleton supplies lawn care services to homes and businesses, which includes fertilization treatments and protection against disease, weeds and insects for lawns and shrubs. For more information about Sunair, please visit http://www.sunairservices.com.